UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                          -----------------------------
                           NOTIFICATION OF LATE FILING


                              SEC FILE NUMBER 001-11808
                                CUSIP NUMBER 218728707


                                  [ ] Form 10-K
                                  [X] Form 20-F
                                  [ ] Form 11-K
                                  [ ] Form 10-Q
                                  [ ] Form N-SAR

                       For Period Ended: November 30, 2002

                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR

                   For the Transition Period Ended: _________

          NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

          If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

   PART I -- REGISTRANT INFORMATION

   Full Name of Registrant
                           CORIMON, C.A.
   -----------------------------------------------------------------------------
   Former Name if Applicable
                             NOT APPLICABLE
   -----------------------------------------------------------------------------
   Address of Principal Executive Office (Street and Number)

    Calle Hans Neumann, Edificio Corimon, P.H., Los Cortijos de Lourdes
   -----------------------------------------------------------------------------
   City, State and Zip Code

    Caracas, Edo. Miranda, 1010-A. Venezuela
   -----------------------------------------------------------------------------




   PART II -- RULES 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     |X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     | | (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     | | (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


   PART III -- NARRATIVE

     State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     Due to the nationwide strike in Venezuela from December 2002 through January 2003, the Company was unable to timely complete the preparation of all of the information required for the filing of its annual report on Form 20-F for the fiscal year ended November 30, 2002. Such inability could not have been eliminated by the Company without unreasonable effort or expense.


   PART IV--OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification.

        Virginia Serra            58-212                   400-5596 / 400-5514
     ---------------------------------------------------------------------------
         (Name)                 (Area Code)               (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). |X| Yes | | No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? | | Yes |X| No

          If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.





                              CORIMON, C.A.
              ----------------------------------------------------
                  (Name of Registrant as Specified in Charter)

   has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                                   /s/ Mauricio Gomez Sigala
   Date: May 30, 2003                          By-------------------------------
                                                  Mauricio Gomez Sigala
                                                   Title: CEO